Exhibit 10.11

SAFARILAND GROUP

LONG-TERM INCENTIVE PLAN

I.       Purpose.

The purpose of the Safariland Group Long-Term Incentive Plan (as may be amended from time to time, the “Plan”) is to retain and motivate certain key employees of Maui Acquisition Corp. (the “Company”) and its subsidiaries and affiliates (together with the Company, the “Company Group”) by enabling such individuals to participate in the long-term growth and financial success of the Company Group through the incentives set forth herein.

II.      Administration of Plan.

The Plan shall be administered by the Board. The Board shall have full power and authority to administer and interpret the Plan and to establish rules for its administration. All determinations and interpretations of the Board that are not contrary to the express provisions of the Plan and the Award Agreements shall be final, binding and conclusive as to all persons. The Board, in making any determination under or referred to in the Plan, shall be entitled to rely on opinions, reports or statement of officers, employees, legal counsel and the public accountants of the Company.

III.     Eligibility.

Eligibility for participation in the Plan is limited to the employees selected by the Board (or its designee) to receive Awards (the “Participant(s)”). To be eligible for a payment under any Award granted pursuant to the Plan, a Participant must be (a) an employee of the Company Group in good standing as of the Payment Date (as defined below) and (b) current with respect to all compliance- and employment-related matters.

IV.     Effective Date of Plan.

The Plan shall be effective as of March 18, 2021.

V.      Long-Term Incentive Awards.

A.      Award Amount. Each Participant shall be granted a cash bonus opportunity (an “Award”) in an amount set forth in an award agreement in substantially the form attached hereto as Exhibit A (a “Award Agreement”).

B.       Vesting of Award. Except as otherwise provided in an Award Agreement, each Award granted under the Plan shall be eligible to vest in three equal annual installments over a period of three consecutive one-year performance periods (each such one-year performance period, an “Annual Performance Period”), with each installment of the Award vesting on the last day of the applicable performance period (each such vesting date, a “Vesting Date”), subject to achievement of the Performance Metrics for the applicable Annual Performance Period. Notwithstanding the foregoing, in the event of a Change of Control, any portion of a Award that is unvested as of the date of such Change of Control will become fully vested, provided the Participant is Employed on the date of such Change of Control, and will be paid in accordance with Section V.E. below. Further, in the event a Participant’s Employment terminates due to the Participant’s death, any portion of a Award that is then-unvested will become fully vested on the date of the Participant’s termination of Employment, and will be paid in accordance with Section V.E. below.

C.       Establishment of Performance Metrics. The Performance Metrics applicable to an Annual Performance Period will be established by the Board of Directors of the Company (the “Board”) or its designee in its sole discretion as soon as reasonably practicable after the beginning of an applicable Annual Performance Period, but in no event later than sixty (60) days following the commencement of the Annual Performance Period. The Performance Metrics will thereafter be separately communicated to each Participant.

D.       Achievement of Performance Metrics. The Board (or its designee) in its sole discretion shall determine whether and to what extent the Performance Metrics for the applicable Annual Performance Period have been achieved, and the portion of the Award that becomes eligible to vest in connection with such Annual Performance Period may be adjusted upward or downward, as applicable, based on such achievement (if any).

E.        Settlement of Award. The portion of the Award that has become vested, if any, in respect of an Annual Performance Period shall be paid in a lump sum on or as soon as reasonably practicable following the date on which the Board (or its designee) determines that the Performance Metrics for the applicable Performance Period have been achieved, but in no event later than thirty (30) days following such date. In order to receive a payment under an Award, the Participant must be continuously employed by a member of the Company Group from the Effective Date through the date the applicable portion of a Award is paid (the date on which a Award is paid, the “Payment Date”). Notwithstanding the foregoing, (i) in the event the Participant’s Employment is terminated due to death during a Performance Period and the Participant’s Award becomes vested in accordance with Section V.B. above, any amount payable to the Participant’s beneficiary or estate, as applicable, shall be paid as soon as reasonably practicable following such Participant’s termination of Employment, but in no event later than the date that is two and a half months following the calendar year in which the Participant’s Employment terminated, and (ii) in the event of a Change of Control in which the Participant’s Award becomes vested in accordance with Section V.B. above, any amount payable to the Participant shall be paid as soon as reasonably practicable following such Change of Control, but in no event later than the date that is two and a half months following the calendar year in which the Change of Control occurs. The Award shall be paid in the form of cash; provided, however, that in the event that any portion of an Award vests following the date on which the securities of the Company, or any successor, are readily tradable on an established national securities market, the Company may, in its sole discretion, elect to pay the vested portion of an Award (or any portion thereof) in the form of such marketable securities having a value equal to the value of such vested portion, rounded down to the nearest whole share.

VI.     Termination of Employment; Forfeiture Upon Violation of Restrictive Agreements.

A.       Except as expressly provided in Section V.E above, in the event that a Participant’s employment with the Company Group is terminated for any reason prior to a Payment Date, the Participant shall forfeit any portion of the Award that is unvested and unpaid as of such termination date.

B.       If the Participant breaches or violates the Participant’s obligations under any Restrictive Agreement (as defined below) to which the Participant is a party, the Participant’s Award will immediately, and automatically without any further action on the part of the Company or the Participant, be forfeited and cancelled for no consideration and be of no further force or effect and the gross amount of any cash previously paid to the Participant in respect of his or her Award will be subject to disgorgement to the Company, with interest and other related earnings. For purposes of this Agreement, “Restrictive Agreement” means the Restrictive Covenant Agreement and any other agreement between the Company or any member of the Company Group and the Participant that contains non-competition, non-solicitation, non-hire, non-disparagement or confidentiality restrictions applicable to the Participant.

VII.    Taxes; Section 409A.

A.      The Company shall have the right to deduct from any amount to be paid under the Plan any federal, state or local taxes required by law to be withheld with respect to such payment, including, in the event an Award is paid in marketable securities, by withholding a number of securities necessary to satisfy any such withholding obligations.

B.      The Plan and all Awards under the Plan are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”) and shall be construed accordingly. For purposes of the Plan, the terms “terminate,” “terminated” and “termination” mean a termination of the Participant’s employment that constitutes a “separation from service” within the meaning of the default rules under Section 409A. For purposes of Section 409A, the right to a series of installment payments under the Plan shall be treated as a right to a series of separate payments. In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under the Plan or the Award Agreement to comply with, or be exempt from, the requirements of Section 409A of the Code.

VIII.  Definitions.

As used in the Plan, the following terms shall have the respective meanings set forth below:

A.      “Change of Control” means (a) the replacement of the majority of the Board with individuals selected by any person (or group of persons acting in concert) other than the Sponsors and their affiliates (or group of persons that includes the Sponsors or one or more of their affiliates), when the replacement managers or directors, as the case may be, were not endorsed by a majority of the members of the pre-existing Board, as applicable, or (b) any change in the ownership of the capital stock of the Company if, immediately after giving effect thereto, any person (or group of persons acting in concert) other than the Sponsors and their affiliates (or group of persons that includes the Sponsors or one or more of their affiliates), directly or indirectly, holds more than 50% of the total voting power of the capital stock of the Company.

B.      “Performance Metrics” means the Company, organizational, divisional, or individual goals that must be achieved in order for a portion of an Award to vest. Achievement of Performance Metrics will be determined in the sole discretion of the Board.

C.       “Sponsors” means Kanders SAF, LLC and Warren Kanders.

IX.     Miscellaneous

A.       Construction. The Plan’s headings and subheadings have been inserted for convenience of reference only and shall be ignored in any construction of the provisions. If a provision of the Plan is illegal or invalid, that illegality or invalidity does not affect other provisions.

B.       Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflict of laws principles to the contrary. In the event of any action arising under the Plan, the parties hereby consent and submit to the jurisdiction of the federal and state courts in and of the State of Delaware and to service of legal process in the State of Delaware. Each Participant, by signing a Award Agreement, further agrees to accept service of process by registered or certified mail or the equivalent directed to his or her last known address on the books of the Company or by whatever other means are permitted by such court.

C.       No Separate Rights. The creation, continuance, or change of the Plan or any payment hereunder does not give any person a non-statutory legal or equitable right against the Company, any member of the Company Group or any of their officers, agents, or other persons employed by the Company or any member of the Company Group. The Plan does not modify the terms of a Participant’s employment with the Company, confer upon any Participant the right to continue in the employment of the Company or any member of the Company Group or affect any right of the Company or any member of the Company Group to terminate the employment of such Participant at any time for any reason.

D.       Assignment. Neither the Plan nor any Award may be attached, assigned or alienated in any manner by either party, except that the Board may assign the Plan and any Award under the Plan to any other member of the Company Group without the consent of the Participant. Any successor to the Company, whether by purchase, lease, merger, consolidation, liquidation or otherwise, or to all or substantially all of the Company’s business and/or assets shall assume the obligations under (and be entitled to the benefits of and to enforce) the Plan and shall expressly agree to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan and any Award Agreement, the term “Company” shall include any successor to, or assign of, the Company’s business and/or assets that assumes its obligations under the Plan or that becomes bound by the terms of the Plan by operation of law.

E.       Amendment; Termination. Other than as required to comply with applicable law, from and after the Closing, the Board shall not, and shall cause the Company not to, amend, repeal or otherwise modify the Plan or any Award Agreement that was effective as of the Closing in any manner that is materially adverse to a Participant without such Participant’s consent. The Plan shall automatically terminate and be of no further force or effect on the date that the last payment due under Section V is made.

F.       Other. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between any member of the Company Group and any Participant, beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company; provided, however, that any payments (and accrued interest, if any) hereunder shall not be subordinated to Parent’s equity securities (including upon a Change of Control). All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

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